UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)

(604) 688-8323

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event.

On January 28, 2015, Ivanhoe Energy Inc. (the “Company”) announced that it continues to be actively engaged in discussions with various stakeholders to recapitalize the Company. Strategic and financial alternatives under consideration are focused on relieving the financial burden of the Company’s current debt structure and obtaining additional financing necessary to fund ongoing operations. There can be no assurance that the current process will result in a transaction or, if a transaction is undertaken, that it will be successfully concluded in a timely manner or at all.

The Company announced on December 12, 2014 that it did not expect to make the cash interest payment (approx. C$2.1 million / US$1.8 million) due on December 31, 2014 in respect of its outstanding 5.75% convertible unsecured subordinated debentures. To date, the Company has not made the interest payment and does not expect to do so by January 30, 2015, the date upon which the failure to make the payment will constitute an event of default under the terms of the debentures. To date, the Company has not received a notice of default from the debenture trustee. However, there can be no assurance that such notice will not be given by the trustee.

A copy of the press release relating to the foregoing is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated January 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 29, 2015

IVANHOE ENERGY INC.
By:	/s/ William Parry
Name: William Parry Title: Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated January 28, 2015